UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 22, 2013

GENERAL COMMUNICATION, INC.
(Exact name of registrant as specified in its charter)

State of Alaska	0-15279	92-0072737
(State or other Jurisdiction of Incorporation or organization)	Commission File Number	(I.R.S Employer Identification No.)

2550 Denali Street
Suite 1000
Anchorage, Alaska	99503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (907) 868-5600

NONE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

(a) The Transaction

On July 22, 2013, for the purpose of combining their wireless networks, Alaska Communications Systems Group, Inc. (“ACS”) and General Communication, Inc. (“GCI”) completed the transactions (the “Closing”) contemplated by the June 4, 2012, Asset Purchase and Contribution Agreement (the “Contribution Agreement”) between themselves, two of their respective subsidiaries (the “ACS Member” and the “GCI Member”), and The Alaska Wireless Network, LLC (“AWN”) (the parties to these agreements are sometimes referred to in this report individually as a “Party” and, collectively as the “Parties”).  Each Party retained its respective retail wireless business; therefore, references below to “wireless assets” exclude assets used primarily in those retail businesses (unless the context indicates otherwise).

1)	The terms of the AWN transaction

Transactions at Closing.  Pursuant to the Contribution Agreement, ACS sold certain wireless assets (the “ACS Sold Assets”) to the GCI Member for a cash payment. The GCI Member then contributed the ACS Sold Assets together with GCI’s wireless assets to AWN in exchange for the GCI Member’s membership interest in AWN.  The ACS Member contributed the ACS wireless assets that were not sold to GCI to AWN in exchange for the ACS Member’s membership interest in AWN.  The wireless assets contributed by each Party are described in more detail in section (b)1), below and the consideration for the ACS Sold Assets and the assets contributed by ACS and GCI are discussed in section (d), below.

The ongoing relationship among the Parties will be governed by a number of related agreements that were executed at Closing including the First Amended and Restated Operating Agreement of The Alaska Wireless Network, LLC (the “Operating Agreement”), the Facilities and Network Use Agreement (the “FNUA”) and the working capital loan agreement made by GCI to AWN (the “Loan Agreement”).

2)	The terms of the AWN operating arrangements

Governance.  Under the Operating Agreement, AWN will generally be managed by its majority owner, GCI, but subject to budget review by a Board comprised of the CEOs of GCI, ACS, and AWN.  Budgets and business plans that do not meet certain financial criteria are normally subject to consent by the ACS board member and the ACS Member will have other customary minority protective approval rights, including consents in respect of certain incurrences of indebtedness, sales of assets and business combinations, dissolution and bankruptcy, related party transactions, issuances and repurchases of securities, and material contracts.

Distributions. AWN’s dividend policy is to distribute its adjusted free cash flow (as defined in the Operating Agreement) to its members on a periodic basis.  The ACS Member will be entitled to a cumulative preferred distribution of up to $50 million in each of the first two years after Closing, and $45 million in each of the two years thereafter (years 3 and 4). During this time period the GCI Member will receive any distributions in excess of those amounts.  After the full payment of the preferred distributions, distributions will be made according to percentage ownership interests of the GCI Member and the ACS Member.  The distributions to each member are subject to adjustment based on the number of ACS and GCI subscribers; however, the aggregate adjustment to distributions is capped at $21.8 million for each member.

Network Use.  The Operating Agreement requires each of ACS and GCI to exclusively use the services of AWN to provide wireless services in the State of Alaska.  Under the FNUA, the retained retail wireless businesses of ACS and GCI will purchase wireless services from AWN at a wholesale rate estimated to be 30% below market-based retail rates. AWN will obtain or purchase additional network capacity from the ACS Member and the GCI Member or their respective affiliates as the initial contributed capacity and certain build obligations are filled.  Purchases of the additional capacity will be at market rates.

Affiliate Services.  GCI and, potentially, to some extent ACS, will provide staffing, administration, and professional service support to AWN which will be charged based on agreed, fixed fee and cost-based principles.  GCI will provide certain executive consulting services to AWN in exchange for a consulting fee equal to 4% of AWN’s free cash flow (as defined in the Operating Agreement) for the first and second year after the Closing of the transactions, 6% of AWN’s free cash flow for the third and fourth year after the Closing of the transactions and 8% of AWN’s free cash flow each year thereafter.

Loan.  GCI will provide a revolving working capital loan to AWN of up to $50 million pursuant to the Loan Agreement at an interest rate equal to the revolving portion of GCI’s senior credit facility.  The commitments under the Loan Agreement expire four years after the Closing.

(b)	Description of the assets and liabilities involved

1)	Types of assets and liabilities contributed to AWN

ACS Assets.  The ACS Sold Assets consist of an indefeasible usage right on the Northstar fiber optic cable system, a portion of the spectrum licenses described below, and tangible assets used by ACS primarily in its non-retail wireless operations including cell site equipment, wireless network core systems, and the related tangible assets necessary to operate the ACS wireless network.

The ACS contributed assets consist of substantially all of the remaining tangible and intangible assets used by the ACS companies primarily in their non-retail wireless operations including: work in progress, contracts, certain accounts receivable, the remaining portion of the spectrum licenses, and indefeasible network usage rights.

GCI Assets.  The GCI contributed assets consist of the ACS Sold Assets and the tangible and intangible assets used by the GCI companies in their non-retail wireless operations including:  cell site equipment, wireless network core systems, and the related tangible assets necessary to operate the GCI wireless network, contracts, certain accounts receivable, spectrum licenses, and indefeasible network usage rights.

Contributed Liabilities.  The contributed liabilities are the liabilities arising under the contributed contracts after the closing date, direct third party data circuit costs provided by tariff or purchase orders after the closing date and certain asset retirement obligations arising under the contributed contracts.

2)	Asset remediation and environmental obligations assumed

AWN will not assume any asset remediation or environmental obligations and each contributing party has indemnified AWN against environmental claims related to ownership or operation of the contributed assets prior to the Closing.

3)	Age, condition and location of the assets

ACS Assets.  The ACS tangible assets are located at almost 250 cell sites throughout the state of Alaska, predominantly in urban areas and covering the substantial majority of the Alaska population.  Each site includes CDMA service with additional LTE facilities serving Anchorage and portions of Fairbanks, Juneau, the Kenai Peninsula, and the Matanuska-Susitna Valley.  The wireless networks include Ericsson core equipment located at various central office locations in Anchorage and Juneau.  In addition, under an agreement with GCI, ACS has integrated GCI’s GSM/HSPA+ network with ACS’ LTE network.  The assets are in good condition and, in general, vary in age from 1-2 years in the case of the assets related to ACS’ LTE network and up to 15 years in the case of ACS’ 1xRTT network. The spectrum being contributed by ACS has an indefinite life.

GCI Assets.  The GCI tangible Assets are located at over 395 statewide wireless facilities that cover most of the Alaska population providing service to urban and rural Alaska communities.   GSM/HSPA+ and CDMA/EVDO wireless facilities serve urban Alaska locations.  The urban network includes Ericsson and Nortel wireless switches located in Anchorage and 235 cell sites that serve the following areas of Alaska: Anchorage and Eagle River, the Matanuska-Susitna Valley, Kenai Peninsula, Southeast, Kodiak, Prudhoe Bay and Fairbanks.  The rural network consists of 160 GSM facilities that are located throughout Alaska’s rural villages and communities.  In addition, under an agreement with ACS, GCI has integrated all of its GSM/HSPA+ sites with all 57 of ACS’ LTE network sites.  These integrated sites are located in Anchorage, Fairbanks, Juneau and the Kenai Peninsula.  GCI is also contributing approximately 1,500 wireless access points in Anchorage, Fairbanks, Juneau, Kodiak, Ketchikan, Kenai-Soldotna, Matanuska-Susitna valley, and other areas of the State to support wireless access services. The tangible assets are in good condition and have an average age of three years.  The spectrum being contributed by GCI has an indefinite life.

4)	How the assets and liabilities contributed to AWN (including the ACS Sold Assets) were used before the transaction and how they are expected to be used after the transaction

The following table summarizes key changes in the use of the assets before and after the Closing:

Assets	ACS and GCI prior to Closing	Changes due to AWN Closing
Cell site equipment, wireless network core systems, and the related tangible assets	· ACS and GCI own separate wireless networks, with separate physical facilities (such as cell sites) (with a limited integration of LTE and GSM/HSPA networks)	· ACS and GCI will combine their wireless networks into a single AWN network · It is expected that some physical facilities will be consolidated and/or eliminated as part of the network integration
Contracts	· ACS and GCI own separate wireless networks with potentially duplicative contracts and leases	· It is expected that some of the contracts and leases will be terminated, renegotiated, or allowed to expire
Spectrum licenses
· ACS has primarily operated its network as a CDMA network in the 850 MHz Cellular (824-849/869-894 MHz) and the 1900  PCS (1850 -1910/ 1930-1990 MHz) spectrum bands  with initial development of LTE technology in the AWS (1710 - 1755/2110 - 2155 MHz) spectrum

· GCI has primarily operated its network as a GSM and UMTS/HSPA network over the PCS spectrum band.  In certain rural markets where the spectrum was available to license, GCI has deployed GSM in 850 MHz Cellular spectrum. GCI has also deployed public WiFi service over unlicensed 2.4 GHz spectrum

· It is expected that the combined network will move over time to an LTE network over the AWS spectrum band with voice fallback to GSM/HPSA over the 1900 PCS and 850 MHz Cellular spectrum and data offloading to a public WiFi network.  AWN may also utilize other bands for LTE in the future, such as the 1900 PCS and 850 MHz Cellular spectrum bands

Network usage	· Local exchange carriers of ACS’ and GCI’s wireline networks provide capacity for wireless operations	· AWN will have indefeasible usage rights on certain ACS and GCI physical facilities

5)	The nature and terms of third party agreements existing prior to the transaction that AWN will assume and the nature and terms of third party arrangements that AWN intends to obtain

AWN will assume approximately 400 contracts from ACS and approximately 500 from GCI.  In general, these contracts fall into one of five categories:

·	Wholesale customer contracts providing for data and voice transport from cell sites to interconnect points

·	Cell site leases

·	Vendor contracts

·	Roaming agreements

·	Cellular access termination agreements

The terms of the contracts vary from short-term contracts that can be cancelled on notice, to evergreen contracts with indefinite termination dates.  In light of its larger scope, when compared to its members, AWN will seek improved contracts in each area of its operations and will likely seek to enter into additional carrier and wholesale customer contracts.

6)	The assets and employees not to be acquired that will be necessary to operate the contributed assets

As a result of the contributions from the ACS Member and the GCI Member at Closing, AWN is expected to receive substantially all of the assets it requires to run its business.  AWN will use future generated cash flows as necessary to engineer, operate and maintain the competitiveness of the networks formed by the assets being contributed. However, staffing will be with GCI employees either via secondment or service contract both of which will be charged on a fixed fee and cost-based methodology as agreed-upon in the Operating Agreement.  To date, 15 full-time employees have been identified for secondment to AWN.  ACS does not currently plan to provide any employees.

(c) The identity of the person(s) from whom the assets were acquired or to whom they were sold and the nature of any material relationship, other than in respect of the transaction, between such person(s) and the registrant or any of its affiliates, or any director or officer of the registrant, or any associate of any such director or officer

The source and disposition of the assets is described in the sections above.  Other than pursuant to transactions in the normal course of business, there is no material relationship between ACS and its affiliates, directors, and officers, on the one hand, and GCI and its affiliates, directors, and officers, on the other hand, other than those relationships created at Closing.

(d) The nature and amount of consideration given or received for the assets

ACS received a cash payment of $100.0 million for the ACS Sold Assets and the ACS Member received a one-third membership interest in AWN in exchange for the wireless assets it contributed. ACS will record a gain in the third quarter of 2013 on derecognition of the ACS Sold Assets and the ACS Member assets contributed directly to AWN. The amount of this gain is subject to, in part, determination of final asset and enterprise valuations. In addition, a portion of the preferred distributions to be received by the ACS Member, as adjusted for the number of ACS subscribers described in (a)2), may be deemed contingent consideration by ACS on the derecognition of wireless assets described above. The amount of such contingent consideration, if any, cannot currently be estimated.  The GCI Member received a two-thirds membership interest in exchange for contributing its wireless assets and the ACS Sold Assets to AWN.

(e) Revenue generated by the assets

1)	The source and nature of each type of revenue that the assets to be contributed to AWN have generated prior to the transaction

GCI and ACS have historically earned revenue in six areas of their wireless operations as described below:

·	Retail: services sold to residential, business and governmental customers and the sale of wireless handsets and other equipment and accessories

·	CETC: subsidies received from the government as competitive eligible telecommunications carriers (“CETC”)

·	Backhaul: providing for data and voice transport from cell sites to interconnect points for other telecommunications carriers

·	Roaming: providing service to customers of other telecommunications carriers that travel to GCI's or ACS’ respective service areas

·	Cellular access termination: providing connections when other telecommunications carriers call GCI's or ACS’ respective customers

·	Other: providing miscellaneous services, including antenna and equipment space and electrical power for other telecommunications carriers on GCI’s or ACS’ respective facilities.

2)	The amount of each type of revenue that the assets to be contributed to AWN have generated prior to the transaction

For the 12 months ended December 31, 2012, ACS and GCI earned the following unconsolidated revenue in each area identified above (amounts in thousands):

Type of Revenue	ACS	GCI
Retail	$74,090	71,595
CETC	$20,733	48,081
Backhaul	$7,277	4,359
Roaming	$55,105	26,757
Cellular access termination	$1,913	1,618
Other	$1,604	256

Note, year-end 2012 revenue data is provided as certain of the underlying activities are seasonal in nature and 2012 is the most recent period for which a full-year of data is readily available.

3)	The nature of each type of revenue that the assets to be contributed to AWN are expected to generate after the consummation of the transaction

Post Closing, a newly created wholesale revenue stream is anticipated to be the most significant revenue stream for AWN which will approximate 70% of the retail pricing charged to customers in the relevant markets.  That revenue stream will be pressured with Verizon’s entry into the market and as it seeks to expand its retail presence. The contributed assets should continue to generate CETC (subject to recent regulatory changes), backhaul, roaming, cellular access termination and other revenues, but retail revenue will remain with ACS, GCI, and their respective affiliates.  Market forces and other forces and risks will continue to place pressure on all of these revenue streams.

4)	Aggregate amounts of material historical expenses incurred that will be comparable to AWN’s future operations

For the 12 months ended December 31, 2012, ACS and GCI incurred unconsolidated wireless business expenses in each area identified (amounts in thousands):

Type of Expense	ACS	GCI
COGS	$81,362	58,738
SG&A	$31,050	15,477
Depreciation and amortization	$11,680	16,387
Other	$1,180	---

A number of factors will prevent ACS' expenses from being comparable to AWN's future operations.  The expenses identified above are fixed and variable in their composition, which will have an effect on ACS's operating expense structure following the close of the transaction.  As an example, expenses include the cost of retail stores which will remain with ACS.

The GCI expenses exclude wireless retail costs, which remain with GCI.  The GCI expenses also reflect GCI’s plan as of January 1, 2013, to strategically focus on its wireless network and represents a reclassification of expenses as reported in its December 31, 2012 Form 10-K to conform to its current focus.

Factors including market changes, synergies, and other forces and risks will continue to place pressure on each of these cost streams.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL COMMUNICATION, INC.
(Registrant)

Date: July 25, 2013

	By	/s/ John M. Lowber
Name: John M. Lowber
Title: Senior Vice President,
Chief Financial Officer
and Treasurer
(Principal Financial Officer)

Exhibit Index

Exhibit No.	Description
2.1
Asset Purchase and Contribution Agreement, dated as of June 4, 2012, among Alaska Communications Systems Group, Inc., General Communication, Inc., ACS Wireless, Inc., GCI Wireless Holdings, LLC and The Alaska Wireless Network, LLC, with Form of First Amended and Restated Operating Agreement of The Alaska Wireless Network, LLC among The Alaska Wireless Network, LLC, GCI Wireless Holdings, LLC, ACS Wireless, Inc., Alaska Communications Systems Group, Inc. and General Communication, Inc. attached thereto as Exhibit A (portions of this Exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934).
Incorporated by reference to Exhibit 10.193 to Form 10-Q filed on August 6, 2012
2.2
Amendment, dated as October 1, 2012, to Asset Purchase and Contribution Agreement, dated as of June 4, 2012, among Alaska Communications Systems Group, Inc., General Communication, Inc., ACS Wireless, Inc., GCI Wireless Holdings, LLC and The Alaska Wireless Network, LLC.
Incorporated by reference to Exhibit 2.1 to Form 8-K filed on October 2, 2012